UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

_________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): December 4, 2012 (November 30, 2012)

American Realty Capital Daily Net Asset Value Trust, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Maryland

(State or Other Jurisdiction of Incorporation)

333-169821	27-3441614
(Commission File Number)	(IRS Employer Identification No.)

405 Park Avenue, 15th Floor New York, New York 10022
(Address, including zip code, of Principal Executive Offices)

(212) 415-6500
(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers

Effective November 30, 2012, the board of directors of American Realty Capital Daily Net Asset Value Trust, Inc. (the “Company”) increased the size of its board and appointed Dr. Robert J. Froehlich as an additional member of the board of directors and as a member of the audit committee in accordance with the terms of the Company’s bylaws.

Dr. Froehlich, 59, has over 35 years of experience in and around Wall Street. Dr. Froehlich currently serves as an independent director for privately held company, Davidson Investment Advisors, Inc. Appointed in July 2009, Davidson manages over $1 billion in client assets. He began his career in the public sector from December 1975 to April 1978, as a Budget Analyst for the City of Dayton, Ohio, with a budget of $100 million. From May 1978 to February 1981, he served as the Chief Financial Officer for Montgomery County, Ohio's Water & Sewer District with annual operating revenues of $75 million. In March 1981, he was appointed the first City Manager for Beavercreek, Ohio, as one of the youngest City Managers in Ohio, with an operating budget of $5 million. Dr. Froehlich served there until April 1985, when he transitioned to the private sector as a senior executive with Ernst & Whinney from May 1985 to September 1989, where he was responsible for a national practice that conducted financial feasibility studies and financial consulting to tax exempt entities. From October 1989 to January 1997, he held several senior executive roles at Van Kampen Merritt which after its merger with American Capital became Van Kampen American Capital, with over $50 billion in assets across 75 different mutual funds. Dr. Froehlich began there as the Director of Municipal Research and left as the firm's first Chief Investment Strategist. In February 1997, he then joined Kemper Funds, with $75 billion in assets among 50 different funds, as their Vice Chairman. In January 2001, he was appointed Vice Chairman of Scudder Investments, when Scudder Funds merged with Kemper Funds. Combined, they had assets of over $200 billion in 129 funds. In April 2002, when Deutsche Bank acquired Scudder Investments, Dr. Froehlich was named Vice Chairman of Deutsche Asset Management, a role he held until September 2009. In September 2009, until his retirement in April 2012, Dr. Froehlich was a Senior Executive with The Hartford Mutual Funds, where he also served as an officer of all 55 funds, with assets totaling $84 billion. Dr. Froehlich also served on the Board of Trustees of the University of Dayton from January 1998 to October 2008. While on the Board he was on the Executive Committee and served as Chairman of the Investment Committee, overseeing a $500 million endowment. From October 1989 to February 1997, he served as a director for McCarthy, Crisanti & (Maffei, Inc., a privately held economic research firm with revenues of $75 million, and a wholly owned subsidiary of Xerox Financial Corporation. He received his Ph.D. from California Coast University in 1979, M.A. from Central Michigan in 1978, M.P.A. from the University of Dayton in 1976 and a B.A. from the University of Dayton in 1975. In 2008, he was awarded an Honorary Doctorate of Commercial Sciences from the Board of Trustees of Central Michigan University. We believe that Dr. Froehlich’s expertise in United States and global economics, global currencies and financial markets, public policy and politics and United States and global demographic trends makes him well qualified to serve on our board of directors.

Dr. Froehlich, like the Company’s other independent directors, will participate in the Company’s compensation program for independent directors and the director incentive restricted share plan. The Company pays to each of its independent directors an annual fee for his or her services of $30,000, payable in quarterly installments in conjunction with quarterly meetings of the board of directors, plus $2,000 for each board or board committee meeting the director attends in person ($2,500 for attendance by the chairperson of the audit committee at each meeting of the audit committee) and $1,500 for each meeting the director attends by telephone. If there is a meeting of the board and one or more committees in a single day, the fees are limited to $2,500 per day ($3,000 for the chairperson of the audit committee if there is a meeting of such committee). Each of the Company’s non-executive directors may elect to forego receipt of all or any portion of the cash or equity compensation payable to them for service as one of the Company’s directors and direct that the Company pay such amounts to a charitable cause or institution designated by such director. The Company also reimburses directors for their travel expenses incurred in connection with their attendance at full board of directors and committee meetings. The board of directors also may approve the acquisition of real property and other related investments valued at $20,000,000 or less, and any portfolio of properties valued in the aggregate at $75,000,000 or less, via electronic board meetings whereby the directors cast their votes in favor of or against a proposed acquisition via email. The independent directors are entitled to receive $750 for each transaction reviewed and voted upon with a maximum of $2,250 for three or more transactions reviewed and voted upon per meeting. Under the restricted share plan, each independent director is entitled to receive an award of 3,000 restricted shares of common stock on the date of appointment and at each annual stockholder’s meeting. Restricted stock issued to independent directors vest over a five-year period following the first anniversary of the date of grant in increments of 20% per annum.

Item 9.01	Financial Statements and Exhibits.

(d)     Exhibits

Exhibit No.	Description
99.1	Press Release, dated December 4, 2012

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERICAN REALTY CAPITAL DAILY NET ASSET VALUE TRUST, INC.

Date: December 4, 2012	By:	/s/ Nicholas S. Schorsch
		Name:	Nicholas S. Schorsch
		Title:	Chief Executive Officer and Chairman of the Board of Directors